Exhibit 99.2

FOR IMMEDIATE RELEASE

uWink Announces New Trading Symbol (UWKI)

LOS ANGELES - July 25, 2007 - uWink, Inc. (OTC Bulletin Board: UWKI (formerly UWNK) - News), a developer of digital media entertainment software and an interactive restaurant concept, today announced that, to reflect its four-for-one reverse stock split and reincorporation in the state of Delaware, its common stock will be traded on the OTC Bulletin Board under the symbol “UWKI”, effective as of July 26, 2007.

About uWink:
The uWink restaurant concept allows customers to order food, drinks, games and other digital media at the table through proprietary touch screen terminals. uWink, Inc. is led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC). For more information, visit www.uwink.com.

Media Contact:

Alissa Tappan
VP, Marketing and Public Relations
uWink
415-235-9532
alissa@uwink.com